Exhibit 11

 Guidelines for trading in AMX shares and other securities

GUIDELINES AMX

These guidelines ("Guidelines") set forth the main terms and conditions applicable to transactions in AMX Securities (as defined below) carried out, directly or indirectly, by Corporate Insiders (as defined below), including, among others, directors, secretary and prosecretary of the board of directors, independent auditor, chief executive or other officers, and employees of AMX and its subsidiaries, provided that possess or have access to Material Non-Public, Confidential or Sensitive Market Information (as such terms are defined below).

In Mexico, transactions in AMX Securities carried out by Corporate Insiders are governed by the Securities Market Law (*Ley del Mercado de Valores*), the General Rules for Securities Issuers and Other Securities Market Participants (*Disposiciones de Carácter General Aplicables a las Emisoras de Valores y a Otros Participantes del Mercado de Valores*, or "Rules for Securities Issuers"), and the General Rules Governing Trading in Securities by Directors, Officers and Employees of Financial Institutions and Other Corporate Insiders (*Disposiciones de carácter general aplicables a las operaciones con valores que realicen los consejeros, directivos y empleados de entidades financieras y demás personas obligadas*, or "Trading Rules").

The fundamental purpose of these Guidelines is to ensure that all Corporate Insiders and Sensitive Individuals understand and comply at all times with the securities laws and regulations of Mexico and those foreign jurisdictions in which AMX Securities are listed for trading.

Specifically, the Mexican Securities Market Law prohibits Corporate Insiders from trading, either directly or indirectly, in AMX Securities while in possession of Material Non-Public Information of AMX and/or its subsidiaries.

The Mexican Securities Market Law presumes – unless proven otherwise –that Corporate Insiders are constantly in possession of Material Non-Public Information.

What are AMX Securities?  For purposes of these Guidelines, “AMX Securities” include:   any shares of stock, equity interests, debentures, warrants, bonds, promissory notes, bills of exchange and any other credit instruments nominated or in nominated, issued by AMX, which are registered with the National Registry of Securities (Registro Nacional de Valores, or “RNV”) kept by Mexico’s National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or “CNBV”);  deposit certificates otherwise known as American Depositary Receipts (“ADRs”), and any other similar instrument issued outside of Mexico in respect of any of the securities identified in item (i) above; and  financial derivative instruments whose underlying assets are any of the securities identified in item (i) above.  Who are Corporate Insiders and Sensitive Individuals?  Corporate Insiders  For purposes of the Mexican Securities Market Law and these Guidelines, “Corporate Insiders” are the directors, secretary and prosecretary of the board of directors, independent auditor, chief executive or other officer, and employees of AMX and its subsidiaries, and all individuals related to any of the above. The Mexican Securities Market Law presumes not only that individuals directly linked to AMX and/or its subsidiaries may have access to Material Non-Public Information, but also that their spouses, partners, or any other individual with whom they maintain a kinship, personal, business or with whom such individuals might have any type of contact, may have access to Material Non-Public Information, and, accordingly, are subject to the obligations and penalties —including criminal penalties— set forth in the securities laws of Mexico and those foreign jurisdictions in which the AMX Securities are listed for trading.  Sensitive Individuals  “Sensitive Individuals” are those Corporate Insiders who by reason of their duties have increased access to Material Non-Public, Confidential and/or Sensitive Market Information relating to AMX and/or its subsidiaries and, accordingly, are subject to more stringent restrictions when trading in AMX Securities.  Download forms:  » Exhibit 1 (Spanish only)  http://www.americamovil.com/ amx/es/cm/filings/a1.pdf  » Exhibit 2 (Spanish only)  http://www.americamovil.com/ amx/es/cm/filings/a2.pdf  » Exhibit 3 (Spanish only)  http://www.americamovil.com/ amx/es/cm/filings/a3.pdf

 Mandatory Closed Period  Pursuant to the Mexican Securities Market Law, Cor- porate Insiders must refrain from buying, directly or indirectly, AMX Securities during the three-month pe- riod immediately following their most recent sale of AMX Securities. The same prohibition will apply to the sale of AMX Securities, but with respect to their most recent purchase of AMX Securities. For example, if a Corporate Insider were to buy any AMX Security to- day, such Corporate Insider would be prohibited from selling any AMX Securities within the next three mon- ths. Conversely, if a Corporate Insider were to sell any AMX Security today, such Corporate Insider would be prohibited from buying any AMX Security within the next three months.  When is an individual deemed to possess Material Non-Public, Confidential or Sensitive Market Information relating to AMX and/or its subsidiaries?  Corporate Insiders are deemed to be in possession of such information if they:  » have knowledge of eventos relevantes relating to AMX and/or its subsidiar- ies, that has not been publicly disclosed in accordance with the securities laws of Mexico and those foreign jurisdictions in which the AMX Securities are listed (“Material Non-Public Information”). For these purposes, eventos relevantes means any act, fact or occurrence, of any nature whatsoever, influencing, or which may affect, the price of AMX Securities;  » have knowledge of any type of non-public information pertaining to or de- veloped by AMX and/or its subsidiaries (“Confidential Information”) acquired as a result of performing their duties; or  » have knowledge of Confidential Information related to a stock registra- tion with the RNV, tender offers or purchase and/or sale of shares of stock of or short-or long-term debt securities issued under any program estab- lished by AMX, among others (“Sensitive Market Information”).  Absolute Prohibition  Corporate Insiders in posses- sion of Material-Non Public Information must abstain at all times from trading, directly or indirectly, in AMX Securities.

 Open Periods for Trading in AMX Securities  AMX advises its Corporate Insiders to abstain from trading in AMX Securities during the period from the last day of each fiscal quarter to the date on which AMX’s financial and operating results for such fiscal quarter are pub- licly disclosed and filed with the CNBV and the Mexican Stock Exchange.  AMX’s management exercises best efforts in order to include all known material and price sensitive information in all quarterly financial and oper- ating results publicly disclosed and filed with the CNBV and the Mexican Stock Exchange. As such, AMX believes that allowing Corporate Insiders to trade in AMX Securities during the 20-day period immediately following such disclosure reduces the risk that such Corporate Insiders trade in AMX Securities while inadvertently in possession of Material Non-Public Infor- mation. For the same reasons, AMX recommends that Corporate Insiders refrain from trading in AMX Securities other than within the aforemen- tioned window, thus avoiding the potential for any presumption in con- nection with unlawful use of Material Non-Public, Confidential or Sensitive Market Information.  However, it should be noted that investing in (i) shares of stock of mutual funds, (ii) Mexican government securities, (iii) certificados bursatiles fidu- ciarios indizados, within the meaning of the Mexican Securities Market Law,  (iv) securities issued by Mexican trusts established solely for that purpose and which do not confer the ability to make investment decisions, (v) debt securities issued by Mexican banks and maturing within one year, (vi) cer- tificados de participación ordinarios or warrants, in either case in respect of securities issued by two or more issuers, a basket of securities or a price index, and (vii) managed accounts that confer discretionary decision-mak- ing powers but involve a pre-defined investment strategy, does not qualify as “trading in securities” within the meaning of the Trading Rules. It should be further noted that pursuant to the Mexican Securities Market Law, Cor- porate Insiders and Sensitive Individuals may buy and sell AMX Securities in connection with a tender offers authorized by the CNBV.

 Principles to be observed by Corporate Insiders and Sensitive Individuals when trading in AMX Securities and/or Securities Issued by other issuers and registered with the RNV, while in possession of Sensitive Market Information  Without prejudice of the provisions contained in the Mexican Securities Market Law, Corporate Insiders must abide by the following principles when trading in AMX Securities and/or securities issued by other issuers and registered with the RNV, while in possession of Sensitive Market In- formation:  » Transparency;  » Affordance of equal opportunities to all market participants;  » Adherence to sound market practices;  » Avoidance of conflicts of interest; and  » Avoidance of unlawful conducts stemming from the use of Material Non-Public, Confidential and/or Sensitive Market Information.  Reporting Obligations  Obligations of AMX’s directors and senior management  Notice to the CNBV  Pursuant to the Rules for Securities Issuers, AMX’s directors and senior of- ficers must give notice to the CNBV of any and all purchases and sales of AMX’s shares of stock and/or ADRs carried out by them:  » during any given quarter, if the aggregate amount of the trades executed during such period equals or exceeds 1.0 million Mexican investment units (unidades de inversión, or “UDIs”), based on the value of one UDI as of the last day of the relevant quarter. In such event, notice must be given to the CNBV within five business days from the end of the relevant quarter; and  » within any five consecutive business days period, if the aggregate amount of the trades executed during such period equals or exceeds 1.0 million UDIs, based on the value of one UDI as of the day of the last such trade. In such event, notice must be given to the CNBV on the first business day immediately following that on which the aforementioned amount was met or exceeded.

 (1) Based on the rate of Ps.5.427047 per UDI published by the Mexican Central Bank in www.banxico.org.mx on February 22, 2016.  All notices must be in the form attached to these Guidelines as Exhibit 1 and must be filed with the CNBV at the offices of its General Direction of Oversight of the Conduct of Market Participants (Dirección General de Supervisión de Conducta de Participantes del Mercado), located at Avenida Insurgentes Sur 1971, Torre Sur, Conjunto Plaza Inn, Colonia Guadalupe Inn, Delegación Álvaro Obregón, 01020 Ciudad de México, México. By way of reference, 1.0 million UDIs are equal to Ps.5,427,047. (1)  Obligations of Other Corporate Insiders  Reporting Obligations to AMX  » Pursuant to the Trading Rules, any Corporate Insider who trades, directly or indirectly, in AMX Securities, must give notice thereof to AMX (through its Compliance Officer (as defined below)) within 10 business days from the date of the relevant transaction, in the form attached to these Guide- lines as Exhibit 2.  Annual Reporting Obligations to AMX’s Board and Senior Management  » Pursuant to the Rules for Securities Issuers, no later than April 30 of each year, AMX shall deliver to its directors and senior officers a letter in the form attached to these Guidelines as Exhibit 3, requesting that such indi- viduals disclose the number and series of any shares of stock of AMX held or beneficially owned by them, whether directly or indirectly, as well as the amount and percentage of AMX’s share capital represented by their respective holdings. AMX may disclose any information so provided to it, to the extent necessary to comply with its reporting obligations under the securities laws of Mexico and the foreign jurisdictions in which the AMX Securities are listed for trading.

 Compliance Officer for Purposes of the Trading Rules and these Guidelines  AMX’s Legal Counsel for Securities (the “Compliance Officer”) is the indi- vidual responsible for overseeing compliance with the Trading Rules and these Guidelines, as well as ensuring the effectiveness of relevant inter- nal controls, and enforcing any disciplinary, corrective and/or other types of measures arising as a result of the violation of these Guidelines. The Compliance Officer shall also inform the Board of Directors of AMX any such violation.  The Compliance Officer shall give the CNBV, no later than on the sec- ond business day immediately following the date on which he first acquires knowledge of such circumstance, notice of any instance of non-compli- ance with or violation of these Guidelines identified by him while in the performance of his or her duties and which may constitute a violation of the Securities Market Law.  Contact Information of the Compliance Officer  Any and all notices, reports and other communications required or per- mitted to be given or delivered by Corporate Insiders pursuant to these Guidelines must be addressed to:  Luis Enrique Oliveros Arreaga Legal Counsel for Securities América Móvil, S.A.B. de C.V.  Lago Zurich 245, Plaza Carso, Edificio Telcel, Piso 16 Colonia Ampliación Granada, Delegación Miguel Hidalgo 11529 Ciudad de México, México  Tel: (+55) 2581-4447  E-mail: luis.oliveros@americamovil.com

 Confidentiality Obligations  The unauthorized disclosure of Material Non-Public, Confidential and/or Sensitive Market Information pertain- ing to AMX and/or its subsidiaries, to any person, including any relative of the individual making such disclosure, is strictly prohibited. Such disclosure may constitute an illicit conduct and may give rise to unlawful transactions. Accordingly, all Corporate Insiders and Sensitive Individuals must refrain from discussing with any third party any matter pertaining to and/or the status of the business or operations of AMX and/or its subsidiaries, except to the extent strictly required for purposes of the performance of his or her duties. In addition, all Corporate Insiders and Sensitive Individuals must refrain from making any recommendation concerning the purchase and/or sale of AMX Securities, and from expressing any opinion or judgment regarding the suitability of an investment in AMX securities, without being expressly authorized by AMX to do so. Corporate Insiders and Sensitive Individuals must also refrain from addressing any inquiry with respect to AMX, its subsidiaries and/or their respective customers and business activities, and must refer the inquirer to the appropriate officer of AMX.  Generally, Corporate Insiders and Sensitive Individuals must refrain from disclosing to any of their relatives or to any third party any Material Non-Public, Confidential and/or Sensitive Market Information pertaining to AMX and/ or its subsidiaries. To the extent that a Corporate Insider or Sensitive Individuals inadvertently discloses to a relative or to a third party any Material Non-Public, Confidential or Sensitive Market Information pertaining to AMX and/or its subsidiaries, such Corporate Insider or Sensitive Individuals shall take all such actions as may be necessary, to ensure that the recipient of such information (i) does not cause the execution of trades with respect to, or buy or sell, any AMX Securities; and (ii) is made aware of the restrictions imposed by these Guidelines and by the securities laws of Mexico and the foreign jurisdictions in which the AMX Securities are listed for trading.  Corporate Insiders and Sensitive Individuals must at all times construe these Guidelines and applicable laws in a strict and sensible manner. Accordingly, they must refrain from trading in AMX Securities if their doing so could be interpreted as or give the appearance of an improper and unlawful use of Material Non-Public, Confidential and/or Sensitive Market Information pertaining to AMX and/or its subsidiaries. AMX recommends that Corporate Insiders and Sensitive Individuals also refrain from engaging in short-term transactions and pursue diversified, long-term investments, except where compliance with these Guidelines and applicable laws has been ade- quately ensured.

 Penalties  By AMX  If the Compliance Officer determines that a Corporate Insider has vio- lated these Guidelines, such Corporate Insider may be imposed various types of penalties, including his or her removal from his or her position and/or the termination of his or her employment with AMX and/or any of its subsidiaries. The applicable penalties may vary depending on the ex- tent and materiality of the violation and include, without limitation, warn- ings, reprimands, the removal of the offender from his or her position, or the termination of his or her employment in accordance with applicable laws. In addition, any breach of these Guidelines may also result in a viola- tion of applicable laws and, accordingly, civil as well as criminal penalties may be imposed.  Internal Controls  Through these Guidelines and its Code of Ethics, AMX has established a series of internal control mechanisms aimed at safeguarding Confidential Infor- mation and ensuring that such information is disclosed solely and exclusively to those who need to know it. Notwithstand- ing the above, each Corporate Insider and Sensitive Individu- al is personally responsible for safeguarding any Confidential Information disclosed to him or her for purposes of, or which may become known to him or her during the, performance of his or her duties. Failure of any physical and/or technical mechanism shall not release any Corporate Insider or Sen- sitive Individuals from his or her confidentiality obligations.

 By the CNBV  Any Corporate Insider or Sensitive Individual who causes the execution of trades in respect of, or who buys or sells any AMX Securities while in possession of Material Non-Public Information, or who is found liable for the disclosure of Material Non-Public Information to any unauthorized person who subsequently uses such information as a basis for trading in AMX Securities, may be subject to administrative fines, as well to civil and/ or criminal liability with respect to relevant counterparties and third par- ties. AMX expects all Corporate Insiders and Sensitive Individuals to fully cooperate with any internal investigation aimed to determining whether an act or transaction violates these Guidelines and applicable securities laws and regulations.  Compliance with the Applicable Laws  In addition to complying with the foregoing Guide- lines, all Corporate Insiders and Sensitive Individu- als shall comply with all applicable laws of Mexico and foreign jurisdictions in which AMX Securities are listed for trading.

 Contact  Luis Enrique Oliveros Arreaga Compliance Officer luis.oliveros@americamovil.com (+55) 2581-4447